                                                                    EXHIBIT 12.1

                              CAMDEN PROPERTY TRUST
                    STATEMENT REGARDING COMPUTATION OF RATIOS
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 2000

(In thousands, except for ratio amounts)

                                                      2000 (4)     1999 (3)        1998       1997 (2)     1996 (1)
                                                     -----------  ------------  -----------  -----------  -----------
EARNINGS BEFORE FIXED CHARGES:
   Net income before minority interests              $   89,730   $    71,915   $   58,655   $   40,093   $    8,713
   Less: equity in income of joint ventures                (765)         (683)      (1,312)      (1,141)
                                                     -----------  ------------  -----------  -----------  -----------
                                                         88,965        71,232       57,343       38,952        8,713
   Distributed income of joint ventures                   2,122         2,505        2,350        1,939
   Less: interest capitalized                           (15,303)      (16,396)      (9,929)      (3,338)      (4,129)
   Less: preferred distribution of subsidiaries         (12,845)       (8,278)
                                                     -----------  ------------  -----------  -----------  -----------
      Total earnings before fixed charges                62,939        49,063       49,764       37,553        4,584
                                                     -----------  ------------  -----------  -----------  -----------

FIXED CHARGES:
   Interest expense                                      69,036        57,856       50,467       28,537       17,336
   Interest capitalized                                  15,303        16,396        9,929        3,338        4,129
   Accretion of discount                                    403           320          169          142
   Loan amortization                                      1,340         1,100          785          864          825
   Interest portion of rental expense                       478           517          300          235          143
   Preferred distribution of subsidiaries                12,845         8,278
                                                     -----------  ------------  -----------  -----------  -----------
      Total fixed charges                                99,405        84,467       61,650       33,116       22,433
                                                     -----------  ------------  -----------  -----------  -----------

      Total earnings and fixed charges               $  162,344   $   133,530   $  111,414   $   70,669   $   27,017
                                                     ===========  ============  ===========  ===========  ===========

RATIO OF EARNINGS TO FIXED CHARGES                        1.63x         1.58x        1.81x        2.13x        1.20x

RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED SHARE DIVIDENDS:
     Total fixed charges                             $   99,405   $    84,467   $   61,650   $   33,116   $   22,433
     Preferred share dividends                            9,371         9,371        9,371                         4
                                                     -----------  ------------  -----------  -----------  -----------
     Total combined fixed charges and preferred         108,776        93,838       71,021       33,116       22,437
       share dividends
     Total earnings and combined fixed charges
       and preferred share dividends                 $  171,715   $   142,901   $  120,785   $   70,669   $   27,021
                                                     ===========  ============  ===========  ===========  ===========
RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED SHARE DIVIDENDS                  1.58x         1.52x        1.70x        2.13x        1.20x


 (1) Earnings include a $(5,351) impact from the extinguishment of hedges upon debt refinancing. Excluding this impact, such ratios would be 1.44x.
 (2) Earnings include a $10,170 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.83x.
 (3) Earnings include a $2,979 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.55x and 1.49x.
 (4) Earnings include a $18,323 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.45x and 1.41x.